Hawk Announces 2010 Third Quarter Results

Sales Increase 61.1% to $70.1 Million in the Third Quarter; Income From Operations Increases 104.9% to $12.5 Million; Company Reports Third Quarter Net Income of $8.4 Million

CLEVELAND, OH -- (Marketwire - November 09, 2010) - Hawk Corporation (NYSE Amex: HWK) announced today that sales for the third quarter ended September 30, 2010 were $70.1 million, an increase of $26.6 million, or 61.1%, from $43.5 million in the comparable prior year quarter. Net sales for the nine months ended September 30, 2010 were $185.2 million, an increase of 46.1%, from $126.8 million in the comparable prior year period. The economic recovery, market share gains and new product introductions have been the principal drivers of the revenue increases. Sales in all of the Company's end markets, with the exception of defense, showed growth during the quarter. Sales to the defense market were down during the third quarter of 2010 compared to 2009, as the Company's largest defense customer continued to realign its inventory levels during the period.

Income from operations for the third quarter ended September 30, 2010 was $12.5 million, an increase of $6.4 million, or 104.9%, from $6.1 million in the prior year period. Income from operations was favorably impacted by the sales volume increase and the absorption of manufacturing costs as a result of higher production volumes in all of Hawk's manufacturing facilities. This increase was partially offset by the effect of foreign currency exchange rates and product mix during the quarter. For the nine month period ended September 30, 2010, the Company reported income from operations of $31.9 million, an increase of $20.1 million, or 170.3%, from $11.8 million in the comparable prior year period.

For the third quarter 2010, the Company reported net income of $8.4 million, or $1.03 per diluted share, an increase of $4.6 million compared to $3.8 million, or $0.45 per diluted share, in the third quarter of 2009. For the nine months ended September 30, 2010, the Company reported net income of $17.7 million, or $2.16 per diluted share, an increase of $12.9 million, or 268.8%, compared to $4.8 million, or $0.55 per diluted share, during the comparable prior year period.

Working Capital and Liquidity

Cash and short-term investments decreased $9.8 million to $73.3 million as of September 30, 2010, compared to $83.1 million as of December 31, 2009. The decrease in cash and short-term investments was due primarily to the repurchase of $20.0 million of the Company's senior notes and $7.2 million of the Company's common stock during the nine months ended September 30, 2010. There were no repurchases of senior notes or of the Company's common stock during the three months ended September 30, 2010. As a result of the significant sales and production volume increases during the period, the Company experienced an increase in its accounts receivable, accounts payable and inventory levels at September 30, 2010. The Company believes that the quality of its accounts receivable and inventory remains strong. During the nine months ended September 30, 2010, the Company spent $3.8 million on capital expenditures compared to $6.9 million during the comparable period of 2009. Depreciation was $5.5 million for the nine months ended September 30, 2010 compared to $5.3 million for the nine months ended September 30, 2009.

Business Outlook

The Company continues to experience strength in demand coming from the majority of its end markets, especially construction and mining, and as a result is now expecting its 2010 full year net sales to be $251.3 million, representing an approximately 45.6% increase over 2009 net sales of $172.4 million. Previous guidance provided by the Company called for net sales to be in a range of between $241.0 million and $246.0 million.

Based on this increased net sales expectation, the Company is also increasing its guidance for 2010 full year operating income to $40.4 million, representing an approximately 139.5% increase over 2009 operating income of $16.7 million. Previous guidance for operating income provided by the Company was a range of between $36.0 million and $39.0 million.

Merger Announcement

On October 15, 2010, the Company announced the signing of a definitive merger agreement whereby Carlisle Companies Incorporated (Carlisle) has agreed to acquire Hawk for $50.00 per share in an all-cash transaction. The transaction has been unanimously approved by the Boards of Directors of both companies. At $50.00 per share, the transaction represents an equity value of approximately $413 million. At the closing of the transaction, Hawk will become part of Carlisle Industrial Brake & Friction, a leading global provider of high performance off-highway braking solutions in the mining, construction, agricultural, wind energy, military and industrial markets. On November 1, 2010 Carlisle commenced a tender offer for the purchase of all outstanding shares of Hawk Corporation common stock.

The Company

Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components. Headquartered in Cleveland, Ohio, Hawk has approximately 1,450 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Forward-Looking Statements

This press release includes forward-looking statements concerning sales, operating earnings and effective tax rates. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the risk that the merger with Carlisle Companies Incorporated may not be consummated and the risk that regulatory approval that may be required for the transaction or is obtained subject to conditions that are not anticipated; the effect of regional and global economic and industrial market conditions, including the Company's expectations concerning the impact on the markets it serves; the effect of conditions in the financial and credit markets and their impact on the Company and its customers and suppliers; the Company's ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the Company's ability to utilize its cash and short-term investments; the impact on the Company's gross profit margins as a result of changes in product mix; the Company's vulnerability to industry conditions and competition; the effect of any interruption in the Company's supply of raw materials, including steel, or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company's international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates on the Company's non-U.S. sales; reliance for a significant portion of the Company's total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; significant changes in discount rates and actual investment return on the Company's pension assets and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call

The Company expects that the transaction with Carlisle will be completed during the fourth quarter of 2010. As a result, the Company will not hold a conference call to discuss its quarterly and year to date results.

                       HAWK CORPORATION
       CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
              (In thousands, except per share data)

                                 Three Months Ended     Nine Months Ended
                                    September 30          September 30
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Net sales                       $  70,145  $  43,452  $ 185,233  $ 126,814
Cost of sales                      48,843     29,883    126,336     92,856
                                ---------  ---------  ---------  ---------
Gross profit                       21,302     13,569     58,897     33,958

Operating expenses:
   Selling, technical and
    administrative expenses         8,706      7,305     26,568     21,764
   Amortization of finite-lived
    intangible assets                 138        138        415        415
                                ---------  ---------  ---------  ---------
Total operating expenses            8,844      7,443     26,983     22,179
                                ---------  ---------  ---------  ---------
Income from operations             12,458      6,126     31,914     11,779

Interest expense                   (1,426)    (2,048)    (4,945)    (6,078)
Interest income                       133        125        278        394
Other income (expense), net         1,922      1,583        389      1,706
                                ---------  ---------  ---------  ---------
Income from continuing
 operations, before income
 taxes                             13,087      5,786     27,636      7,801

Income tax provision                4,655      2,003      9,917      2,806
                                ---------  ---------  ---------  ---------

Income from continuing
 operations, after income taxes     8,432      3,783     17,719      4,995
Loss from discontinued
 operations, after income taxes       (10)       (13)       (21)      (187)
                                ---------  ---------  ---------  ---------

Net income                      $   8,422  $   3,770  $  17,698  $   4,808
                                =========  =========  =========  =========

Earnings per share:

   Diluted earnings per share:
     Income from continuing
      operations, after income
      taxes                     $    1.03  $    0.45  $    2.16  $    0.57
     Discontinued operations,
      after income taxes                -          -          -      (0.02)
                                ---------  ---------  ---------  ---------
   Net earnings per diluted
    share                       $    1.03  $    0.45  $    2.16  $    0.55
                                =========  =========  =========  =========

Average shares and equivalents
 outstanding - diluted              8,118      8,315      8,144      8,566
                                =========  =========  =========  =========

                      HAWK CORPORATION
         CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
                       (In thousands)

                                                September 30  December 31
                                                    2010          2009
                                                ------------- -------------

ASSETS
Current assets:
   Cash and cash equivalents                    $      47,845 $      47,206
   Short-term investments                              25,440        35,930
   Accounts receivable, net                            42,535        27,578
   Inventories                                         38,065        27,495
   Deferred income taxes                                1,694         1,305
   Other current assets                                 3,316         5,686
                                                ------------- -------------
Total current assets                                  158,895       145,200
Property, plant and equipment, net                     45,284        47,096
Other intangible assets                                 5,600         6,015
Other assets                                            6,558         6,181
                                                ------------- -------------
Total assets                                    $     216,337 $     204,492
                                                ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                             $      33,514 $      16,861
   Other accrued expenses                              21,654        15,033
                                                ------------- -------------
Total current liabilities                              55,168        31,894
Long-term debt, net                                    56,110        77,090
Deferred income taxes                                   2,948         2,873
Other liabilities                                      13,680        15,165
Shareholders' equity                                   88,431        77,470
                                                ------------- -------------
Total liabilities and shareholders' equity      $     216,337 $     204,492
                                                ============= =============

Contact Information

Joseph J. Levanduski
Senior Vice President - Chief Financial Officer
(216) 861-3553

Thomas A. Gilbride
Vice President - Finance
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com